Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is made on the Execution Date (as defined below) and effective as of April 15, 2013, between RES-CARE, INC., a Kentucky corporation (the “Company”), and Steven S. Reed (the “Employee”).

RECITALS:

WHEREAS, the Employee has been on the Board of Directors for the Company for more than ten years, and the services of the Employee, his experience, and his knowledge of the affairs of the Company are of great value to the Company;

WHEREAS, the Employee possesses substantial knowledge of the business and affairs of the Company and has significant experience in connection with the management and oversight of the legal matters of the Company and its subsidiaries; and

WHEREAS, the Company and Employee have reached agreement on the terms and conditions under which Employee will perform services for the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1.                                      Employment and Term.  The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions herein set forth for an initial term commencing effective April 15, 2013 (the “Commencement Date”), and ending on December 31, 2015, subject to earlier termination only in accordance with the express provisions of this Employment Agreement (“Initial Term”).  This Employment Agreement shall be automatically extended for successive periods of one (1) year each (the “Additional Term(s)”) on the same terms and conditions unless not less than sixty (60) days prior to the last day of the Initial Term or the then effective Additional Term, as applicable, either the Company or Employee gives written notice to the other of such party’s intent to not so extend the Term.  The Initial Term and any effective Additional Terms shall be collectively referred to as the “Term.”  For purposes of this Employment Agreement, the term “Execution Date” shall mean the later of (i) the date this Employment Agreement is signed by the Employee and (ii) the date this Employment Agreement is signed on behalf of the Company.

2.                                      Duties.

(a)                                 Employment as Chief Legal Officer & Corporate Secretary.  During the Term, the Employee shall serve as the Chief Legal Officer & Corporate Secretary of the Company and its subsidiaries.  During the Term, subject to the supervision and control of the President and Chief Executive Officer of the Company (the “President”), or his

designee, the Employee shall have the responsibility for and oversight of the corporate legal functions of the Company and its subsidiaries.  The Employee shall perform such additional duties as may be prescribed from time to time by the President or his designee, including without limitation, serving as an officer or director of the Company, if elected to such positions, without any additional salary or compensation.  The Employee shall serve as a member of the Resource Center’s Leadership Team and a “named executive officer” for the purpose of the Company’s public filings under the securities laws.  As such, Employee acknowledges and accepts responsibility, with other “named executive officers” of the Company and other officers and employees of the Company, to ensure the Company’s public filings adequately satisfy all disclosure requirements.  In addition, Employee acknowledges that Employee’s biography, qualifications and compensation will be disclosed in such public filings.

(b)                                 Time and Effort.  The Employee shall devote Employee’s best efforts on a full time basis and all of Employee’s business time, energies and talents exclusively to the business of the Company and to no other business during the Term; provided, however, that subject to the restrictions in Section 7 hereof, the Employee may (i) invest Employee’s personal assets in such form or manner as will not require Employee’s services in the operation of the affairs of the entities in which such investments are made and (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for Employee to continue to maintain Employee’s current level of participation in various civic and charitable activities.

(c)                                  Employee Certification of Eligibility.  Not less frequently than annually and upon the termination of the Employee’s employment hereunder for any reason other than Employee’s death, the Employee shall execute and deliver to the President and/or any other authorized officer designated by the Company a certificate (ResCare Annual Employment Re-Certification Eligibility Form) confirming, to the best of the Employee’s knowledge, that the Employee remains eligible for employment with the Company.  This same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies regarding the provision of services to clients and billings to its paying agencies, Company policies on training, Drug and Alcohol-Free Program, Prohibition of Harassment, Affirmative Action Equal Employment Opportunity and Violence in the Workplace.  This statement shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

3.                                      Compensation and Benefits.

(a)                                 Base Salary.  The Company shall pay to the Employee during the Term an annual salary (the “Base Salary”), which initially shall be $250,000.  The Base Salary shall be due and payable in substantially equal semi-monthly installments or in such other installments as may be necessary to comport with the Company’s normal pay periods for all employees.  The Base Salary may be adjusted from time to time for changes in the Employee’s responsibilities or for market conditions.

(b)                                 Incentive Plan.  During the Term, the Employee shall be eligible for incentive compensation in accordance with the Res-Care, Inc. Non-Equity Incentive Plan (the “Incentive Plan”).  Shortly after the beginning of each calendar year, the Company’s Board of Directors will establish a target of earnings before taxes, interest, depreciation and amortization of the Company and its subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied (“EBITDA”), for such calendar year (the “Annual EBITDA Target”).  In no event shall Employee earn any amount under the Incentive Plan for any calendar year during the Term unless the actual Company EBITDA for such calendar year equals or exceeds ninety percent (90%) of the Annual EBITDA Target for such calendar year.  For all purposes of this Employment Agreement, in determining the actual EBITDA of the Company and its subsidiaries for each calendar year, the Talent Management Committee of the Board of Directors (the “Talent Management Committee”) may make such good faith adjustments to EBITDA as it determines in its sole discretion are appropriate to reflect non-recurring or unusual items, including, without limitation, to give effect on a pro forma basis to any acquisition of stock or assets of other persons by the Company or a subsidiary thereof. The target amount payable under the Incentive Plan to Employee for each full calendar year during the Term shall equal the Base Salary actually paid to the Employee for such calendar year multiplied by the sum of the Approved Professional Performance Percentage and the Approved Company Performance Percentage (as determined below) for such calendar year.

The maximum percentage of the Approved Professional Performance Percentage for Employee shall be thirty percent (30%). The Approved Company Performance Percentage shall be a target of seventy percent (70%) with a range of zero percent (0%) to two hundred percent (200%).  Thus making the overall range of payment zero percent (0%) to one hundred-seventy percent (170%) of Base Salary.

The Company portion is earned as follows:

•Actual EBITDA 95%-99% of budget 10% for each point up to 50% of eligible incentive earned (example 95% budget = 10% incentive, 96%=20% etc.)

•Actual EBITDA 100% of budget 100% of eligible incentive earned

•Actual EBITDA over budget 5% incentive for each point up to a maximum 200% of eligible incentive award (example 101% of budget = 105% incentive, 102% = 110% etc., 120% of budget and above = 200% incentive)

Not later than March 15 of each calendar year, the Talent Management Committee shall establish the professional performance criteria for Employee for such calendar year to be used in calculating the Approved Professional Performance Percentage.  The professional performance criteria for Employee for the calendar year 2013 are set forth on Exhibit A attached hereto.  The Approved Professional Performance Percentage for each calendar year during the Term shall be equal to (A) thirty percent (30%) multiplied by (B) the ratio of the number of professional performance criteria satisfied by Employee for the calendar year to the total number of professional performance criteria for the calendar year.  However, notwithstanding anything in this Employment Agreement to the contrary, the Approved Professional Performance Percentage shall be zero unless the actual Company EBITDA for the respective calendar year equals or exceeds ninety percent (90%) of the Annual EBITDA Target for such calendar year.

Any annual incentive earned by the Employee under the Incentive Plan for any calendar year during the Term shall be paid by the Company in cash to the Employee in the year following the year for which it is earned, and not later than the later of (x) seventy-four (74) days after the end of the applicable calendar year or (y) the date of delivery to the Company of the audited consolidated financial statements of the Company and its subsidiaries for such calendar year, provided that Employee remains employed through December 31 of the year for which the incentive bonus is earned.  Any amounts earned by the Employee under the Incentive Plan shall be hereinafter referred to as the “Incentive Bonus.”

(c)                                  Non-Equity Incentive Plan and/or Stock Option Plan.  At the discretion of the Company, the Employee may be eligible for participation in a non-equity incentive plan and/or a stock option plan while employed by the Company.  If eligible, the Employee will be notified by the Supervising Officer and participation in such plans will be governed not by this Agreement but by separate plan documents.

(d)                                 Participation in Benefit Plans.  During the Term, Employee shall be entitled to participate in all employee benefit plans and programs (including but not limited to paid time off policies, retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs, subject to all applicable and customary waiting and vesting periods.  As of the Commencement Date, Employee shall be credited with 160 hours of paid time off (PTO).  The Company reserves the right to amend, modify or terminate in their entirety any of such programs and plans.

(e)                                  Out-of-Pocket Expenses.  The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee’s duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse Employee for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the President.  Any reimbursements made under this Section 3(e) will be paid no later than the last day of the Employee’s taxable year following the taxable year in which the expense is incurred.

(f)                                   Withholding of Taxes; Income Tax Treatment.  If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with the grant of any stock options or payment of any bonus or benefit), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:

(i)                                     withholding an amount necessary to satisfy such withholding requirement from the Employee’s compensation or benefit; or

(ii)                                  conditioning the payment or transfer of such compensation or benefit upon the Employee’s payment to the Company of an amount sufficient to satisfy such withholding requirement.

The Employee agrees that Employee will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.

4.                                      Termination.  The Employee’s employment hereunder may be terminated under this Employment Agreement as follows, subject to the Employee’s rights pursuant to Section 5 hereof:

(a)                                 Death.  The Employee’s employment hereunder shall terminate upon Employee’s death.

(b)                                 Disability.  The Employee’s employment shall terminate hereunder at the earlier of (i) immediately upon the Company’s determination (conveyed by a Notice of Termination (as defined in paragraph (f) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee’s absence from Employee’s duties hereunder for 180 days.  “Permanent disability” for purposes of this Employment Agreement shall mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee’s duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

(c)                                  Cause.  The Company may terminate the Employee’s employment hereunder for Cause.  For purposes of this Employment Agreement, the Company shall have “Cause” to terminate the Employee’s employment because of the Employee’s personal dishonesty, intentional misconduct, breach of fiduciary duty involving personal profit, failure to perform Employee’s duties hereunder, conviction of, or plea of nolo contendere to, any law, rule or regulation (other than traffic violations or similar offenses) or breach of any provision of this Employment Agreement.

(d)                                 Without Cause.  The Company may terminate the Employee’s employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.

(e)                                  Voluntary Termination.  By not less than thirty (30) days prior written notice to the President, Employee may voluntarily terminate Employee’s employment hereunder.

(f)                                   Notice of Termination.  Any termination of the Employee’s employment by the Company during the Term pursuant to paragraphs (b), (c) or (d) of this Section 4 shall be communicated by a Notice of Termination from the Company to the Employee.  Any termination of the Employee’s employment by the Employee during the Term pursuant to paragraph (e) of this Section 4 shall be communicated by a Notice of Termination from Employee to the Company.  For purposes of this Employment Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.

(g)                                  Date of Termination.  The “Date of Termination” shall, for purposes of this Employment Agreement, mean:  (i) if the Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (ii) if the Employee’s employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such 30-day period, have returned to the performance of Employee’s duties on a full-time basis), (iii) if the Employee’s employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Company without Cause, pursuant to Section 4(d) above, the date specified in the Notice of Termination, (v) if the Employee’s employment is terminated voluntarily pursuant to Section 4(e) above, the date specified in the Notice of Termination, and (vi) if the Employee’s employment is terminated by reason of an election by either party not to extend the Term, the last day of the then effective Term.

Provided that, for purposes of the timing of payments triggered by the Date of Termination under Section 5, Date of Termination shall not be considered to have occurred until the date the Employee and the Company reasonably anticipate that (i) Employee will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (“Code”) (but substituting fifty percent (50%) for eighty percent (80%) in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services Employee will perform for the Employer Group after that date will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the previous thirty-six (36) months (or if shorter over the duration of service).   For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Employment Agreement are aggregated for purposes of Section 409A of the Code with benefits under any other Employer Group plan or agreement in which Employee also participates as a director.  Employee will not be treated as having a termination of Employee’s employment while Employee is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six (6) months or, if longer, the period during which Employee has a reemployment right under statute or contract.  If a bona fide leave of absence extends beyond six (6) months, Employee’s employment will be considered to terminate on the first day after the end of such six (6) month period, or on the day after Employee’s statutory or contractual reemployment right lapses, if later.  The Company will determine when Employee’s Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

5.                                      Compensation Upon Termination or During Disability; Change of Control.

(a)                                 Death.  If the Employee’s employment shall be terminated by reason of Employee’s death during the Term, the Employee shall continue to receive installments of Employee’s then current Base Salary until the date of Employee’s death, shall receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the date of Employee’s death.

(b)                                 Disability.  During any period of disability and prior to termination pursuant to Section 4(b) by reason of disability, Employee shall be compensated as provided in this paragraph (b).  During any waiting period prior to receiving short or long-term disability payments, Employee shall be required to use available Paid Time Off (“PTO”).  Once Employee has met the waiting period to receive short-term disability payments, Employee shall continue to be paid Employee’s then current Base Salary until short-term disability payments to Employee commence under any plan or program then provided and funded by the Company.  If the benefits payable under any such disability plan or program do not provide 100% replacement of the Employee’s installments of Base Salary during such period, Employee shall be paid at regular payroll intervals the difference between the periodic installments of Employee’s then current Base Salary that would have otherwise been payable and the disability benefit paid from such disability plan or program.  Upon termination pursuant to Section 4(b) hereof, the above provisions of this paragraph (b) shall no longer apply and Employee shall be entitled to any earned but unpaid Incentive Bonus for any calendar year ended prior to the date Employee’s period of disability commenced.

(c)                                  Expiration of Term.   If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of Employee’s election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and shall also be entitled to receive any earned but unpaid Incentive Bonus for the last calendar year of the Term.  If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of the Company’s election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and for twelve (12) months thereafter and shall also be entitled to receive any earned but unpaid Incentive Bonus for last calendar year of the Term.

(d)           Without Cause.  If the Employee’s employment is terminated without Cause, the Employee shall continue to receive installments of Employee’s then current Base Salary until the Date of Termination and for twelve (12) months thereafter and the Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination.

(e)           Voluntary Termination.  If the Employee’s employment shall be terminated pursuant to Section 4(e) hereof, the Employee shall continue to receive installments of Employee’s then current Base Salary until the Date of Termination and the Employee shall not be entitled to receive any then unpaid Incentive Bonus (other than any earned but unpaid Incentive Bonus for any calendar year ending prior to the date Employee gives Notice of Termination), and shall not be entitled to any severance payment of any nature.

(f)            No Further Obligations after Payment.  After all payments, if any, have been made to the Employee pursuant to the applicable provisions of paragraphs (a) through (f) of this Section 5, the Company shall have no further obligations to the Employee under this Employment Agreement other than the provision of any employee benefits required to be continued under applicable law.

(g)           Payment of Incentive Bonus.  If Employee will be paid an earned but unpaid Incentive Bonus for any calendar year ending prior to Employee’s Date of Termination under the above provisions of this Section 5, the Incentive Bonus for the prior calendar year will be paid at the normal time as paid to employees whose employment has not terminated. If Employee is due a pro-rated Incentive Bonus for the calendar year in which Employee’s Date of Termination occurs, the pro-rated bonus for the year of the Date of Termination shall be paid in the calendar year after year the Date of Termination occurs, and at the normal payment timing for Incentive Bonus payments, and such pro-rata bonus shall be based on whether the actual performance measures for such Incentive Bonus period were met at the normal time for measuring such performance measures.

6.             Duties Upon Termination.  Upon the termination of Employee’s employment hereunder for any reason whatsoever (including but not limited to the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof), Employee shall promptly (a) comply with Employee’s obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) return to the Company any property of the Company or its subsidiaries then in Employee’s possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(iv) hereof) of the Company.  Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company.

7.             Restrictive Covenants.

(a)           Acknowledgments.  Employee acknowledges that (i) Employee’s services hereunder are of a special, unique and extraordinary character and that Employee’s position with the Company places Employee in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the “Res-Care Companies”) and allows Employee access to Confidential Information, (ii) the Company has provided Employee with a unique opportunity as Chief Legal Officer & Corporate Secretary of the Company, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Employee’s employment hereunder, (iv) the Res-Care Companies would sustain great and irreparable loss and damage if Employee were to breach any of such covenants, (v) the Res-Care Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in paragraph (d)(ii) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Res-Care Companies is conducted throughout such geographical area, the Res-Care Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Res-Care Companies require the entire Territory for profitable operations.

(b)           Confidentiality and Non-disparagement Covenants. Having acknowledged the foregoing, Employee covenants that without limitation as to time, (i) commencing on the Commencement Date, Employee will not directly or indirectly disclose or use or otherwise exploit for Employee’s own benefit, or the benefit of any other Person (as defined in paragraph (d)(v) of this Section 7), except as may be necessary in the performance of Employee’s duties hereunder, any Confidential Information, and (ii) commencing on the Date of Termination, Employee will not disparage or comment negatively about any of the Res-Care Companies, or their respective officers, directors, employees, policies or practices, and Employee will not discourage anyone from doing business with any of the Res-Care Companies and will not encourage anyone to withdraw their employment with any of the Res-Care Companies.

(c)           Covenants.  Having acknowledged the statements in Section 7(a) hereof, Employee covenants and agrees with the Res-Care Companies that Employee will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of twelve (12) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to Employee or any other Person, any business or services (similar in nature to the Business) of any Person who was an employee or an agent of any of the Res-Care Companies at any time during the last twelve (12) months of Employee’s employment hereunder; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Res-Care Companies within the Territory.  The Employee further agrees that from the Commencement Date until the Date of Termination, Employee will not undertake any planning for or organization of any business activity that would be competitive with the Business.  Notwithstanding the foregoing, Employee agrees that if this Employment Agreement shall be terminated by reason of expiration of the Term (irrespective of which party elected not to extend the Term), the covenants in this paragraph (c) shall survive the expiration thereof until twelve (12) months after the last day of employment of Employee by any Res-Care Company.

(d)           Definitions.  For purposes of this Employment Agreement:

(i)            For purposes of this Section 7, “termination of Employee’s employment” shall include any termination pursuant to paragraphs (b), (c), (d) and (e) of Section 4 hereof, the termination of such Employee’s employment by reason of the failure of the parties hereto to agree to the extension of this Agreement pursuant to Section 1 hereof or the voluntary termination of Employee’s employment hereunder.

(ii)           The “Territory” shall mean the fifty (50) states of the United States, the United States Virgin Islands, Puerto Rico, all of the Provinces of Canada, all of the countries of the European Union, Switzerland and Norway.

(iii)          “Confidential Information” shall mean any business information relating to the Res-Care Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Res-Care Companies as proprietary and confidential and which is not generally known or ascertainable through proper means.  Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is treated by the Res-Care Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Res-Care Companies:

(1)           any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how” or trade secrets;

(2)           customer lists and information relating to (i) any client of any of the Res-Care Companies or (ii) any client of the operations of any other Person for which operations any of the Res-Care Companies provides management services;

(3)           supplier lists, pricing policies, consulting contracts and competitive bid information;

(4)           records, compliance and/or operational methods and Company policies and procedures, including manuals and forms;

(5)           marketing data, plans and strategies;

(6)           business acquisition, development, expansion or capital investment plan or activities;

(7)           software and any other confidential technical programs;

(8)           personnel information, employee payroll and benefits data;

(9)           accounts receivable and accounts payable;

(10)         other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

(11)         correspondence and communications with outside parties.

(iv)          The “Business” of the Res-Care Companies shall mean the business of providing training or job placement services as provided in the Company’s Workforce Services and Youth Services Segments, youth treatment or services, home care or periodic services to the elderly, services to persons with mental retardation and other developmental disabilities, including but not limited to persons who have been dually diagnosed, services to persons with acquired brain injuries, or providing management and/or consulting services to third parties relating to any of the foregoing.

(v)           The term “Person” shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

(e)           Injunctive Relief, Invalidity of any Provision.  Employee acknowledges that Employee’s breach of any covenant contained in this Section 7 will result in irreparable injury to the Res-Care Companies and that the remedy at law of such parties for such a breach will be inadequate.  Accordingly, Employee agrees and consents that each of the Res-Care Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained in this Section 7.  If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable.  The parties further agree to execute all documents necessary to evidence such amendment.

(f)            Advice to Future Employers.  If Employee, in the future, seeks or is offered employment by any other Person, Employee shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

8.             Entire Agreement; Modification; Waiver.  This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than as provided in the next to last sentence of Section 7(e) hereof).  No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

9.             Successors and Assigns; Assignment.  This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Employment Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by Employee.

10.          Notices.  All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

To the Company:

Res-Care, Inc.

9901 Linn Station Road

Louisville, Kentucky 40223

Attn:                    Ralph G. Gronefeld, Jr.
President and Chief Executive Officer

To the Employee:

Steven S. Reed

1512 Polo Fields Ct.

Louisville, KY 40245

11.          Execution in Counterparts.  This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

12.          Further Assurances.  The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.

13.          Severability of Provisions.  The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14.          Governing Law; Jurisdiction; Venue.  This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky.  The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.

15.          Tense; Captions.  In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.

16.          Survival.  The provisions of Sections 5, 6 and 7 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.

17.          Six Month Delay.  Notwithstanding anything herein to the contrary, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on Employee’s Date of Termination, any severance payment that is in excess of the amount that qualifies as separation pay under Treasury Regulation Section 1.409A-1(b)(9), or that does not qualify as separation pay, shall not begin to be paid until six (6) months after Employee’s Date of Termination.  The Company shall determine, consistent with any guidance issued under Section 409A of the Code, the portion of severance payments that are required to be delayed, if any.

18.          409A Compliance.  The Employee and the Company agree and confirm that this Employment Agreement is intended by both parties to provide for compensation that is exempt from Section 409A of the Code as separation pay (up to the Section 409A limit), and to be compliant with Section 409A of the Code with respect to additional severance compensation and bonus compensation.  This Employment Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder.  Employee is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein.  This Employment Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Section 409A of the Code.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the dates set forth below.

RES-CARE, INC.

Date:	May 6, 2013	By:	/s/ Ralph G. Gronefeld, Jr.
Ralph G. Gronefeld, Jr.
President and Chief Executive Officer

Date:	May 6, 2013	/s/ Steven S. Reed
Steven S. Reed